As filed with the Securities and Exchange Commission on September 8, 2011

Registration No. 333-13378
Registration No. 333-144823

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8
NO. 333-13378
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8
NO. 333-144823

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOCODES LTD.
(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 Hayarden Street
Airport City, Lod, 70151, Israel	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan, as amended
AudioCodes Ltd. 2001 Employee Stock Purchase Plan—Global Non-U.S., as amended
(Full title of the plan)

AudioCodes Inc.
2099 Gateway Plaza
San Jose, California  95134
(Name and address of agent for service)

(408) 441-1175
(Telephone number, including area code, of agent for service)

Copy to:
Neil Gold, Esq.	Itamar Rosen, Adv.	Tuvia J. Geffen, Adv.
Manuel G.R. Rivera, Esq.	Vice President, Legal Affairs and Company Secretary	Naschitz, Brandes & Co.
Fulbright & Jaworski L.L.P.	AudioCodes Ltd.	5 Tuval Street
666 Fifth Avenue	1 Hayarden Street	Tel Aviv 67897, Israel
New York, New York 10103	Airport City, Lod, 70151, Israel	Telephone: (972) 3-623-5000
Telephone: (212) 318-3000	Telephone: (972) 3-976-4000	Facsimile: (972) 3-623-5005
Facsimile: (212) 318-3400	Facsimile: (972) 3-976-4044

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 relates to the following Registration Statements on Form S-8 of AudioCodes Ltd. (the "Registrant", and such Registration Statements together, the "Registration Statements"):

(a)           Registration Statement on Form S-8 (No. 333-13378) filed with the Securities and Exchange Commission on April 13, 2001 to register (i) 400,000 ordinary shares, nominal value NIS 0.01 per share, of the Registrant ("Ordinary Shares"), for issuance pursuant to the AudioCodes Ltd. 2001 U.S. Employee Stock Purchase Plan (the "U.S. Plan"), and (ii) 1,600,000 Ordinary Shares for issuance pursuant to the AudioCodes Ltd. 2001 Employee Stock Purchase Plan—Global Non-U.S. (the "Non-U.S. Plan"); and

(b)           Registration Statement on Form S-8 (No. 333-144823) filed with the Securities and Exchange Commission on July 24, 2007 to register (i) 500,000 additional Ordinary Shares for issuance pursuant to the U.S. Plan, as amended, and (ii) 2,000,000 additional Ordinary Shares for issuance pursuant to the Non-U.S. Plan, as amended.

In connection with the expiration of the U.S Plan, as amended, and the Non-U.S. Plan, as amended, the Registrant has terminated all offerings of Ordinary Shares pursuant to the Registration Statements.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Ordinary Shares that had been registered for issuance that remain unsold at the termination of such offerings, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on September 8, 2011.

AUDIOCODES LTD.

By:	/s/ SHABTAI ADLERSBERG
Shabtai Adlersberg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shabtai Adlersberg	Chairman of the Board and Chief Executive Officer	September 8, 2011
Shabtai Adlersberg	(Principal Executive Officer)
/s/ Guy Avidan	Vice President of Finance and Chief Financial	September 8, 2011
Guy Avidan	Officer (Principal Financial and Accounting Officer)
/s/ Joseph Tenne	Director	September 8, 2011
Joseph Tenne
/s/ Dr. Eyal Kishon	Director	September 8, 2011
Dr. Eyal Kishon
/s/ Doron Nevo	Director	September 8, 2011
Doron Nevo
/s/ Dana Gross	Director	September 8, 2011
Dana Gross

Authorized Representative in the United States:  September 8, 2011

AUDIOCODES INC.

By:	/s/ Shabtai Adlersberg
Name: Shabtai Adlersberg
Title: President, Chairman and CEO